ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Worldwide
Company Contact:	Lee Roth / David Burke
Ken Chymiak (9l8) 25l-2887	(212) 896-1209 / (212) 896-1258
David Chymiak (9l8) 25l-2887	lroth@kcsa.com / dburke@kcsa.com

ADDVANTAGE TECHNOLOGIES GROUP, INC. ANNOUNCES
    REDEMPTION OF PREFERRED SHARES

BROKEN ARROW, Oklahoma November 27, 2007 – ADDvantage Technologies Group, Inc. (NASDAQ:AEY) (the “Company”) announced today that it has redeemed  300,000 shares of its Series B 7% Cumulative Preferred Stock at its aggregate stated value of $12.0 million, plus accrued but unpaid dividends totaling $133,480, representing all of the Company’s outstanding Series B Preferred shares. The Company has financed the redemption with bank debt from its primary lender by amending and extending an existing term loan facility that currently has $4.3 million outstanding.  The new combined $16.3 million Term Debt will mature over five years and requires quarterly principal payments of $407,500, plus accrued interest, beginning January 2008. Interest on the outstanding indebtedness accrues at a rate equal to 1.4% per annum in excess to the 30day London Interbank Offered Rate (LIBOR), currently 6.18%.

Management expects the redemption will increase earnings per share attributable to the common stockholders by approximately $0.03 cents per year as the dividends payable with respect to the Series B 7% Cumulative Preferred Stock are not deductible for federal income tax purposes, while the interst on the bank debt will be deductible.  Furthermore, the resulting impact to the Company’s cash flows from the transaction is expected to be neutral for fiscal 2008 and 2009.  The approximate $100,000 increase in the quarterly principal payments associated with the amended Term Loan is expected to be offset by the expected reduction in the amounts of  taxes paid by the Company.    All of the outstanding shares of Series B 7% Cumulative Preferred Stock were held beneficially by David Chymiak, Chairman of the Board of Directors of the Company, and Kenneth Chymiak, President and Chief Executive Officer of the Company.

About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Scientific-Atlanta and Motorola, as well as operating a national network of technical repair centers.  The equipment and hardware ADDvantage distributes are used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat Corporation, ADDvantage Technologies Group of Nebraska, Inc., NCS Industries, Inc., ADDvantage Technologies Group of Missouri, Inc., ADDvantage Technologies Group of Texas, Tulsat-Atlanta, LLC, Jones Broadband International, Inc. and Tulsat-Pennsylvania LLC. For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.
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